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                               Dated 25 March 2002


                             SHARE OPTION AGREEMENT

                                     between


                                   PRIMACOM AG

                         AS THE ORIGINAL OPTION GRANTOR

                                       and


                            PRIMACOM MANAGEMENT GmbH


                                       and


                           J.P. MORGAN EUROPE LIMITED

                              AS THE OPTION HOLDER
                                       and


                 THE FINANCIAL INSTITUTIONS NAMED IN SCHEDULE 1

                     AS THE ORIGINAL SECOND SECURED LENDERS


                                                 LINKLATERS OPPENHOFF & RADLER
                                                 Mainzer Landstrasse 16
                                                 D-60325Frankfurt am Main
                                                 Postfach 17 01 11
                                                 D-60075 Frankfurt am Main

                                                 Telephone: (49-69) 7 10 03-0
                                                 Facsimile: (49-69) 7 10 03-333

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                                TABLE OF CONTENTS

PARTIES TO THIS AGREEMENT.................................................................................1

RECITALS   ...............................................................................................1

1          DEFINITIONS....................................................................................2

2          AGREEMENT TO TRANSFER PMG SHARE(S).............................................................3

3          EXERCISE OF THE SHARE OPTION...................................................................4

4          EXERCISED SHARE(S) AND CONSIDERATION...........................................................5

5          REPRESENTATIONS AND WARRANTIES.................................................................6

6          UNDERTAKINGS OF PAG AND OF PMG.................................................................8

7          APPOINTMENT OF OPTION HOLDER..................................................................11

8          INSTRUCTIONS TO OPTION HOLDER.................................................................12

9          ASSIGNMENT AND TRANSFER OF THIS AGREEMENT.....................................................14

10         SHAREHOLDERS' APPROVAL........................................................................15

11         MISCELLANEOUS.................................................................................15

SCHEDULE 1...............................................................................................18

SCHEDULE 2...............................................................................................19

SCHEDULE 3...............................................................................................22

SCHEDULE 4...............................................................................................24

SCHEDULE 5...............................................................................................25

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PARTIES TO THIS AGREEMENT

This Share Option Agreement (this "AGREEMENT") is made on 25 March 2002 between:

(1) PRIMACOM AG with business address at HegelstraBe 61, 55122 Mainz (hereinafter referred to as "PAG");

(2) PRIMACOM MANAGEMENT GmbH with business address at HegelstraBe 61, 55122 Mainz (hereinafter referred to as "PMG");

(3) J.P. MORGAN EUROPE LIMITED, with business address at 125 London Wall, London EC2Y 5AJ, acting as fiduciary (TREUHANDER) for the Second Secured Lenders (hereinafter referred to the "OPTION HOLDER"); and

(4) THE FINANCIAL INSTITUTIONS named in Schedule 1 (herein after referred to as the "ORIGINAL SECOND SECURED LENDERS").

RECITALS

Whereas:

(A) PrimaCom AG is a duly established and validly existing stock corporation (AKTIENGESELLSCHAFT) under German law with its seat in Mainz and which is registered with the commercial register of the Municipal Court (AMTSGERICHT) in Mainz under HR B 7164. PAG is active in the holding of shares in corporations and partnerships which directly or indirectly render services in the field of cable television, communication and information systems.

(B) PrimaCom Management GmbH is a duly established and validly existing limited liability company (GESELLSCHAFT MIT BESCHRANKTER HAFTUNG) under German law with its seat in Mainz and which is registered with the commercial register of the Municipal Court (AMTSGERICHT) in Mainz under HRB 7454. PMG is and its subsidiaries are active in the rendering of services in the field of cable television, communication and information systems.

(C) The nominal value of the entire issued share capital of PMG amounts to EUR 90,000. PAG is, at the date of this Agreement, the sole shareholder of PMG and holds one share in PMG with a nominal value of EUR 90,000.

(D) PAG (and each other Option Grantor, if any) agrees to grant the Share Option on the terms and conditions set out in this Agreement.

(E) The Original Second Secured Lenders have appointed the Option Holder to act as their fiduciary under German law (TREUHANDER) on the terms set out in this Agreement.

(F) The Original Second Secured Lenders have granted to PAG a loan facility of EUR 375,000,000 under the Second Secured Facility Agreement dated on or about the date of this Agreement.

(G) Pursuant to the Second Secured Facility Agreement, if and whenever the Share Option granted by this Agreement is exercised, the loan (and other outstandings) granted to PAG under the Second Secured Facility Agreement will be reduced (and deemed repaid by PAG) in an amount equal to the Converted Loan Amount relating to that exercise of the Share Option, in the manner described in the Second Secured Facility Agreement.

Now, therefore, the Parties agree as follows:

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1     DEFINITIONS

BUSINESS DAY shall mean any day (other than Saturday or Sunday) on which banks are open for general business in Frankfurt am Main and London.

CONVERTED LOAN AMOUNT shall have the meaning given in Clause 4.1.

DEED OF TRANSFER shall mean an instrument of transfer in all material respects in the form set out in Schedule 2.

DEFAULT NOTICE shall mean any notice given to PAG by the Option Holder pursuant to Clause 5.4 of this Agreement.

EARLY TRIGGER EVENT shall mean any breach of any of the representations, statements or undertakings of PAG or PMG pursuant to Clause 5 or 6 of this Agreement.

EXERCISE DATE shall mean, in respect of an exercise of the Share Option, the day on which the relevant PMG Share(s) are (or are to be) transferred to the relevant Transferee pursuant to that exercise of the Share Option.

EXERCISE PERIOD shall mean the period from (and including) 31 December 2004 to the Second Secured Discharge Date.

EXERCISED SHARE(S) shall mean in respect of any exercise of the Share Option, the portion of the PMG Share(s) which are identified in the relevant Trigger Notice and are to be transferred to the Transferee.

OPTION GRANTOR means

(a)   PAG; and

(b) any other shareholder in PMG who has acceded to this Agreement as an Option Grantor in accordance with Clause 9.5 or 9.6.

OPTION PARTICIPATION PROPORTION shall mean, in respect of any Second Secured Lender, an amount expressed as a percentage determined as described in Clause 8.7.

PARTY means a party to this Agreement.

PMG SHARE(S) shall mean, from time to time, the share(s) in the share capital of PMG, being:

(a) the share in the share capital of PMG existing at the date of this Agreement (held by PAG with a nominal value of EUR 90,000 and reduced by any transfers of share(s) after the date of this Agreement pursuant to Clause 3.3); and

(b) any share(s) in the share capital of PMG created after the date of this Agreement either by transfer or by capital increase.

PMG SUBSIDIARIES shall mean all corporations and partnerships that are either controlled by PMG or in which PMG holds an interest of more than 50% of the share capital or similar right of ownership; "controlled" for this purpose shall mean the power to direct the management of the entity whether through the ownership of share capital, contract or otherwise.

SECOND SECURED FACILITY AGREEMENT shall mean the EUR 375,000,000 Second Secured Facility Agreement dated on or about the date of this Agreement between PAG, PMG, the Second Secured Lenders and others.

SECOND SECURED DISCHARGE DATE shall mean the date on which the Second Secured Outstandings have been irrevocably repaid in full.

                                      - 2 -
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SECOND SECURED LENDERS shall mean any financial institution:

(a)   named in Schedule 1 (ORIGINAL SECOND SECURED LENDERS); or

(b) which has become a party hereto as a Second Secured Lender in accordance with Clause 9.4,

which, in either case, has not ceased to be a party hereto in accordance with the terms hereof.

SECOND SECURED OUTSTANDINGS shall mean the loan in the original amount of EUR 375,000,000 under the Second Secured Facility Agreement together with all related amounts of principal and interest owing in respect of that loan (including accrued but unpaid interest, and capitalised interest).

SENIOR FACILITY AGREEMENT shall mean the loan facility agreement dated 18. September 2000 as amended and restated from time to time between PAG, PMG, JP Morgan Europe Limited as an agent and other parties.

SHARE OPTION shall mean the right of the Option Holder to acquire (or to direct the transfer of) at one or several times up to 65% in aggregate of the total issued share capital of PMG pursuant to Clause 2.1 of this Agreement upon giving one or more Trigger Notices.

SHAREHOLDING PROPORTION means at any time and in relation to an Option Grantor, the proportion (expressed as a percentage) that by (i) the aggregate nominal value of the PMG Share(s) owned by that Option Grantor bears to (ii) the aggregate nominal value of the entire issued share capital of PMG at that time.

TRANSFERRED SHARES shall mean any PMG Share(s) transferred pursuant to an exercise of the Share Option in accordance with this Agreement.

TRANSFEREE shall mean, in respect of any exercise of the Share Option, the person to whom the Exercised Share(s) are, or are to be, transferred on that exercise of the Share Option.

TRIGGER NOTICE shall mean a notice in writing in all material respects in the form set out in Schedule 3.

2     AGREEMENT TO TRANSFER PMG SHARE(S)

2.1 Subject to and on the terms and conditions of this Agreement, each Option Grantor hereby agrees that it will, each time the Option Holder gives a Trigger Notice, transfer to the Transferee identified in that Trigger Notice that portion of the PMG Share(s) owned by it as is determined in accordance with Clause 4.2.

2.2 The Option Holder may not exercise the Share Option, and no Option Grantor is required to transfer any portion of the PMG Share(s), if and to the extent that:

      2.2.1 the aggregate nominal value of the Transferred Share(s) which have been transferred by PAG pursuant to the Share Option exceeds (or would on completion of such exercise and transfer exceed) 65% of the aggregate nominal value of the issued share capital of PMG at that time; or

      2.2.2 on any Exercise Date the aggregate amount of the Converted Loan Amount for each exercise of the Share Option on that date would exceed (or would at completion of such exercise exceed) the total amount of the Second Secured Outstandings on that date; or

      2.2.3    Clause 8.6 would be breached.

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2.3   If one or more Trigger Notices have been given, and the exercise of the
      Share Option requested in the Trigger Notice(s) would breach Clause 2.2 above, the portion of PMG Share(s) to be transferred (and the corresponding Converted Loan Amounts) shall be reduced by the minimum amount necessary (and if more than one exercise has been requested, pro rata across each exercise of the Share Option then requested) to enable compliance with Clause 2.2.

3     EXERCISE OF THE SHARE OPTION

3.1 The Share Option shall be exercisable one or more times (on one or more days) by the Option Holder giving to each Option Grantor a Trigger Notice in accordance with this Agreement:

      3.1.1    on any Business Day during the Exercise Period; or

      3.1.2 if an Early Trigger Event has occurred, on any Business Day on or prior to the Second Secured Discharge Date.

3.2   Each Trigger Notice shall set out:

      3.2.1 the amount of the Converted Loan Amount (being the portion of the Second Secured Outstandings that is requested to be deemed repaid through the transfer of PMG Share(s));

      3.2.2 the aggregate nominal value of the portion of the PMG Share(s) to be transferred (which shall be calculated in accordance with Clause 4.1);

      3.2.3 (if there is at that time more than one holder of PMG Share(s)) the nominal value of the portion of the PMG Share(s) to be transferred by each Option Grantor (which shall be calculated in accordance with Clause 4.2);

      3.2.4 the Transferee to which those PMG Share(s) shall be transferred (which may be the Option Holder, a Second Secured Lender or any third party); and

      3.2.5 which Second Secured Lender's participation in the Second Secured Outstandings will be reduced and deemed repaid on transfer of the Exercised Share(s).

3.3 Upon an exercise of the Share Option, each Option Grantor shall in collaboration with the relevant Transferee without undue delay (OHNE SCHULDHAFTES ZOGERN), and in any event not later than 10 Business Days following the delivery of the Trigger Notice (or such later date as the Option Holder agrees), effect the transfer of the Exercised Share(s) (together with all ancillary rights pertaining thereto, including dividend rights for the entire fiscal year in which the Share Option is exercised and all rights to undistributed profits) to the relevant Transferee, by execution and notarisation of a Deed of Transfer.

3.4 If at the Exercise Date the acquisition of the Exercised Share(s) would require the approval of the Merger Control Authorities, the transfer of the Exercised Share shall be executed and notarised nevertheless but the transfer shall be conditional upon the grant of such approval. PAG and the Transferee should cooperate in good faith to obtain such approval in the shortest time as possible. The exercise of the Share Option will not be completed, and the corresponding reduction in the Second Loan Outstandings will not take place, until such transfer is unconditionally completed.

3.5 PMG shall take any steps required in order to enable each Option Grantor to comply with its obligations under this Agreement, in particular the obligation under Clause 3.3, and

                                      - 4 -
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      shall, without limitation, consent to any division of PMG Share(s) as required by section 17 German Limited Liability Companies Act (GmbHG) without undue delay (OHNE SCHULDHAFTES ZOGERN) in order to enable each Option Grantor to effect the transfer as required on exercise of the Share Option.

4     EXERCISED SHARE(S) AND CONSIDERATION

4.1 The aggregate nominal value of the portion of the PMG Share(s) to be transferred upon an exercise of the Share Option shall be calculated by applying the following formula:

                                      Converted Loan Amount
      Excercised Share(s)= -------------------------------------------------
                           ((EBITDA*12)-(Total Debt-Converted Loan Amount)) (----------------------------------------------)
                           (              Total Nominal Value             )

      Where:

      EXERCISED SHARE(S) shall mean, in respect of any exercise of the Share Option, the aggregate nominal value of the PMG Share(s) to be transferred to the Transferee.

      CONVERTED LOAN AMOUNT shall mean, in respect of any exercise of the Share Option, that portion of the Second Secured Outstandings in respect of which the Share Option is exercised (as stated in the relevant Trigger Notice).

      EBITDA shall mean the EBITDA (as defined in the Second Secured Facility Agreement) of the Financial Group:

      4.1.1 as evidenced by the then most recent consolidated financial statements delivered pursuant to sub-clauses 18.1.1 or 18.1.2 of Clause 18.1 (FINANCIAL STATEMENTS) of the Second Secured Facility Agreement (adjusted as described in the first paragraph of Clause 19 (FINANCIAL CONDITION) of the Second Secured Facility Agreement to take account of any changes in the basis on which such statements were prepared or in generally accepted accounting principles); and

      4.1.2 determined on a rolling 12 month basis (being the period of four consecutive Quarterly Periods ending on the most recent Quarter
               Day),

      and for these purposes "Financial Group", "Quarterly Period" and "Quarter Day" shall have the meanings given to those terms in the Second Secured Facility Agreement.

      TOTAL DEBT shall mean the Total Debt (as defined in the Second Secured Facility Agreement) of the Financial Group as at the latest Quarter Day in respect of which consolidated financial statements have been delivered pursuant to sub-clauses 18.1.1 or 18.1.2 of Clause 18.1 (FINANCIAL STATEMENTS) of the Second Secured Facility Agreement and as evidenced by those statements (adjusted as described in the first paragraph of Clause 19 (FINANCIAL CONDITION) of the Second Secured Facility Agreement to take account of any changes in the basis on which such statements were prepared or in generally accepted accounting principles), and for these purposes "Financial Group" and "Quarter Day" shall have the meanings given to those terms in the Second Secured Facility Agreement.

      TOTAL NOMINAL VALUE shall mean, at any time, the aggregate nominal value of the entire share capital of PMG issued at that time.

4.2 The nominal value of the portion of the PMG Share(s) to be transferred by each individual Option Grantor on an exercise of the Share Option shall be determined as follows:

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      4.2.1    If at the time of that exercise of the Share Option there is only one Option Grantor, who holds all the PMG Share(s), that Option Grantor shall transfer a portion of those PMG Share(s) with a nominal value equal to that of the Exercised Share(s) (calculated as described in Clause 4.1 and rounded down to the nearest EUR
               50).

      4.2.2 If at the time of that exercise of the Share Option, there is more than one holder of the PMG Share(s), each Option Grantor shall transfer a portion of the PMG Share(s) owned by it with a nominal value in an amount equal to the Shareholding Proportion of that Option Grantor of the nominal value of the Exercised Share (calculated in accordance with Clause 4.1 above), provided that:

               (i) The Shareholding Proportion of that Option Grantor shall be calculated immediately before that exercise of the Share Option.

               (ii) Subject to paragraph (iii) below, the nominal value of the PMG Share(s) to be transferred by that Option Grantor shall be rounded down to the nearest EUR 50.

               (iii) The Option Holder may, following consultation with the
                     Option Grantors and the Second Secured Lenders who have given Trigger Notice(s), reduce or increase the Converted Loan Amount (by a maximum amount of EUR 1,000,000) or may round down (to the nearest EUR 50) the nominal value of the PMG Share(s) to be transferred by the individual Option Grantors in order to divide most equitably and fairly the aggregate nominal value of the Exercised Share(s) among the Option Grantors, and to ensure that the aggregate of the nominal value of the transferred shares is as close as practicable to the aggregate nominal value of the Exercised Share.

4.3 No amount shall be paid, and no liability shall be incurred, by the Option Holder in respect of any exercise of the Share Option. The consideration for an exercise of the Share Option shall be the reduction and deemed repayment of the Second Secured Outstandings in accordance with the Second Secured Facility Agreement in an amount equal to the Converted Loan Amount for that exercise of the Share Option.

5     REPRESENTATIONS AND WARRANTIES

5.1 PAG and PMG shall be liable to the Option Holder and to each Second Secured Lender for the correctness of the following statements at the date of this Agreement and on each Exercise Date except stated explicitly otherwise:

      5.1.1 PMG is duly incorporated and validly existing under the applicable laws of Germany and duly registered with Commercial Register of the Municipal Court in Mainz under the registration number HR B 7454. The extract from the Commercial Register, dated 5 February 2002 includes all shareholders' resolutions passed which have to be registered. There are no shareholders' resolutions pending as of the date of this Agreement that need to be registered.

      5.1.2 On the date of this Agreement, the share capital of PMG amounts to EUR 90,000 and consists of one share with a nominal value of EUR 90,000. The share capital of PMG has been fully and duly paid and has not been repaid.

      5.1.3 With respect to any of the PMG Share(s) to be transferred by PAG pursuant to an exercise of the Share Option:

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               (i)   PAG is the sole owner of and has unrestricted valid legal
                     title in those PMG Share(s);

               (ii) those PMG Share(s) are free and clear from any third party right, any encumbrances, liens, pledges or restrictions whatsoever;

               (iii) those PMG Share(s) are freely transferable, except for any transfer restrictions imposed by applicable German Corporate Law provisions and the Articles of Association of the PMG (as to be amended pursuant to Clause 6.3 of this Agreement), and

               (iv) those PMG Share(s) are validly issued and are not subject to any additional capital contribution (NICHT NACHSCHUBPFLICHTIG) and have not been subject to any amortisation (EINZIEHUNG) or reimbursement
                     (EINLAGENRUCKERSTATTUNG).

      5.1.4 With respect to each exercise of the Share Option, the relevant Transferee has, or will upon transfer of ownership in the relevant Exercised Share(s), acquire full, unrestricted and unencumbered title to the relevant Exercised Share(s) that is to be transferred by PAG.

      5.1.5 PAG has the right and full corporate power to execute and to perform its obligations under this Agreement and to freely dispose of the Exercised Share(s) to be transferred by PAG without consent of any third party and all necessary corporate, shareholder or other action has been taken to authorise the execution and performance of the same (except for such approval of the shareholders meeting of PAG scheduled to be held on 5 June
               2002).

      5.1.6 Except for this Agreement, there are no options or rights of any type whatsoever outstanding by virtue of which any person is entitled to have issued or transferred to it any shares in PMG.

      5.1.7 There are no silent partnership agreements, shareholder agreements (other than the Articles (GESELLSCHAFTSVERTRAGE)) or similar arrangements (other than permitted under the Second Secured Facility or the Senior Facility Agreement) by which a third party (other than PAG, PMG or PMG subsidiaries) is entitled to a participation in the profits, revenues, assets or equity (or the value thereof) of PMG or any of the PMG Subsidiaries or which relate to the business of PMG or the business of any of the PMG Subsidiaries.

      5.1.8 The granting of the Share Option and the transfer of the Exercised Shares thereunder does not conflict with the Articles of Association (GESELLSCHAFTSVERTRAG) of PMG or any other arrangement or agreement binding on PMG or PAG.

5.2   In relation to the statements of PAG and PMG set out in Clause 5.1:

      5.2.1 Those statements constitute (and the Parties agree that those statements shall constitute) agreements on the legal and factual nature (BESCHAFFENHEITSVEREINBARUNG) of PMG and its shares. If any such statement is inaccurate, the Parties hereby agree that the consequences set out in Clauses 5.3 to 5.4 shall exclusively apply and the statutory legal consequences shall not apply.

      5.2.2 Without limiting Clause 5.2.1, even if a statement is found not to be an agreement on the legal and factual nature
               (BESCHAFFENHEITSVEREINBARUNG) of PMG and its shares, such statement shall constitute an independent guarantee and again on a

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               breach of that guarantee the consequences set out in Clauses
               5.3 to 5.4 shall exclusively apply and the statutory legal consequences shall not apply.

5.3 If any of the statements set out in Clause 5.1 is not correct in any material respect when made or deemed repeated:

      5.3.1 PAG and PMG shall notify the Option Holder of any such breach without undue delay (OHNE SCHULDHAFTES ZOGERN), but in any case within 10 Business Days after PAG or PMG has become aware of that breach stating the nature thereof and the amount involved to the extent that such amount has been determined at the time when such notice is given.

      5.3.2 PAG and PMG shall put the Option Holder and the Second Secured Lenders without undue delay (OHNE SCHULDHAFTES ZOGERN) in the position it would be in had the representation or warranty been correct.

      5.3.3 If PAG and PMG are unable to cure the defect or violation within 20 Business Days from obtaining knowledge of the relevant defect or violation (or within any other period on which the Parties may agree upon), PAG and PMG shall compensate the Option Holder and the Second Secured Lenders in money accordingly provided however any liability of PMG under this Clause 5.3.3 shall be limited to the amount legally permitted to pay under the Act on Companies with Limited Liability (GmbHG).

      5.3.4 No Party shall have the right to withdraw from the Option Agreement (AUSSCHLUB DES RUCKTRITTS).

5.4 The claims of the Option Holder and the Second Secured Lenders resulting from a breach of any of the statements set out in Clause 5.1 shall, in respect of any particular exercise of the Share Option, become time-barred 24 months after the relevant Exercise Date. The limitation period shall be interrupted by means of a written Default Notice. Section 203 German Civil Code (BGB) shall apply (but so that the limitation period shall lapse not before 6 months have expired since the other party has finally refused any further negotiation with respect to the respective warranty claim). For the avoidance of doubt the limitation period provided for in this section shall only apply to claims pursuant to this Clause 5.

5.5 Claims of the Option Holder and the Second Secured Lenders pursuant to this Clause 5 shall only be made up to an aggregate amount equal to the total amount of the Second Secured Outstandings.

6     UNDERTAKINGS OF PAG AND OF PMG

6.1 During the period from the date of this Agreement until the earlier to occur of (i) the exercise in full of the Share Option and (ii) the end of the Exercise Period PAG undertakes to the Option Holder and the Second Secured Lenders:

      6.1.1 Not to dispose of the PMG Share(s) or parts thereof or any interest therein, including without limitation, not to sell, transfer or encumber the PMG Share(s) nor to grant option rights or any other rights to third parties in respect to the PMG Shares except in accordance with this Agreement or with the prior written consent of the Option Holder.

      6.1.2 Not to vote its share in favour of an amendment of PMG's Articles of Association (GESELLSCHAFTSVERTRAG) or the Rules of Procedure (GESCHAFTSORDNUNG DER

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               GESCHAFTSFUHRUNG) except in accordance with this Agreement or with the prior written consent of the Option Holder.

      6.1.3 Not to vote its share in favour of a shareholders' resolutions that might have a material adverse effect on the Share Option and the Transferred Shares and in particular (but without limitation), not to:

               (i) increase or decrease the share capital of PMG except with the prior written consent of the Option Holder and each Second Secured Lender,

               (ii) vote in favour of any cancellation or amortisation of shares,

               (iii) other than in respect of any such agreement which is permitted under the Second Secured Facility Agreement or the Senior Facility Agreement, vote in favour of any kind of business agreement, profit and loss transfer agreement, silent partnership agreement, profit pooling agreement or any similar agreement or any agreement which might have a similar effect except with the prior written consent of the Option Holder and each Second Secured Lender that shall not be unreasonably withheld; or

               (iv) pass any shareholders' resolution by which PMG or the management of PMG would be required to enter into any agreement or other arrangement which would cause a material adverse effect on the business of PMG or any of the PMG Subsidiaries or to refrain from entering into such agreements or arrangements if such refraining would have a material adverse effect on the business of PMG or any of the PMG Subsidiaries.

      6.1.4 To waive pre-emption rights (VORKAUFSRECHTE) if any regarding the PMG Share(s) in respect of any transfer on exercise of the Share Option.

      6.1.5 To consent to and to procure that PMG consents to any transfer of shares pursuant to this Agreement as may be required by PAG's or PMG's Articles of Association and to procure (by no later than the day on which the condition in Clause 10 (SHAREHOLDER'S APPROVAL) is fulfilled) the amendment of PMG's Articles of Association to provide that, until the exercise in full of the Share Option or the end of the Exercise Period, the consent of the Option Holder is required to the transfer of any PMG Share(s). If the Commerical Register should refuse to register the requirement of the Option Holder's consent to share transfers, this shall not be deemed a breach of this undertaking in Clause 6.1.5, provided that PAG and PMG have used their best efforts to have the amendment registered. In this case, the Parties agree to use their best efforts to amend the PMG's Articles of Association in a manner that corresponds closely as possible to the intention of the amendment refused by the commercial register.

      6.1.6 To inform the Option Holder without undue delay (OHNE SCHULDHAFTES ZOGERN) of all actions and circumstances concerning PMG which might have a material adverse effect on the Share Option. In particular, PAG shall notify the Option Holder forthwith of any ordinary or extraordinary shareholders meeting at which a shareholders' resolution is intended to be adopted which might have a material adverse effect on the Share Option.

      6.1.7 Upon request of the Option Holder, to provide and to procure that PMG provides all information reasonably requested to enable the Option Holder and the Second Secured Lenders to produce a info-memorandum (the content of which shall not exceed the information as required by the Sales Prospectus Ordinance (VERKPROSPVO)) on PMG and the PMG Subsidiaries for potential Transferees. In addition, PAG shall provide and to procure that PMG provides all relevant information and reasonable assistance to enable selected, creditable and honestly interested potential Transferees to carry out due diligence in respect of PMG and the PMG Subsidiaries, provided that such potential Transferees and all advisors to such potential Transferees have entered into confidentially agreements (customary for such a kind of transaction) with PAG.

6.2 During the period from the date of this Agreement until the earlier of (i) the exercise in full of the Share Option and (ii) the end of the Exercise Period, PMG undertakes to the Option Holder and the Second Secured
      Lenders:

      6.2.1 To continue to conduct and develop its business and to procure that PMG Subsidiaries continue to conduct and develop their respective businesses in the field of cable television, communication and information systems with the diligence and care of a prudent businessman.

      6.2.2 Upon request of the Option Holder, to provide and to procure that PMG Subsidiaries provide all information reasonably requested to enable the Option Holder and the Second Secured Lenders to produce a info-memorandum (the content of which shall not exceed the information as required by the Sales Prospectus Ordinance (VERKPROSPVO)) on PMG and the PMG Subsidiaries for potential Transferees. In addition, PMG shall provide and to procure that PMG Subsidiaries provide all relevant information and reasonable assistance to enable selected, creditable and honestly interested potential Transferees to carry out due diligence in respect of PMG and the PMG Subsidiaries, provided that such potential Transferees and all advisors to such potential Transferees have entered into confidentially agreements (customary for such a kind of transaction) with PAG.

      6.2.3 To inform the Option Holder without undue delay (OHNE SCHULDHAFTES ZOGERN) of all actions and circumstances concerning PMG or any of the PMG Subsidiaries, as the case may be, which might have a material adverse effect on the Share Option.

6.3 PAG undertakes on request of the Option Holder but not later than 31. December 2004 (effectiveness of the amendment) to amend the Articles of Association (GESELLSCHAFTSVERTRAG) in all material respects in the form set out in Schedule 5.

6.4   Any breach of any of the undertakings of PAG or PMG according to this
      Section 6 of this Agreement shall be deemed an Early Trigger Event that, if not cured within a period of 21 days (the "CURE PERIOD") following the respective breach, shall entitle the Option Holder to exercise the Share Option pursuant to Clause 2.3 of this Agreement, regardless whether such breach has than been cured after the Cure Period.

6.5 During the period from the date of this Agreement until (i) the exercise in full of the Share Option and (ii) the end of the Exercise Period, each Option Grantor (other than PAG) undertakes to the Option Holder and the Second Secured Lenders:

      6.5.1 To notify the Option Holder of any transfer by it of any PMG Share(s) (and its compliance with Clause 9.5 in respect of that transfer).

      6.5.2 To consent to any transfer of shares pursuant to this Agreement as may be required by PMG's Articles of Association.

      6.5.3 To waive pre-emption rights (VORKAUFSRECHTE) if any regarding the PMG Share(s) in respect of any transfer on exercise of the Share Option.

      6.5.4 To provide such information and other assistance as the Option Holder may reasonably request in order to enable the transfer of PMG Share(s) on an exercise of the Share Option.

6.6 None of the undertakings of PAG and PMG according to this Clause 6 shall prevent or limit PAG and PMG to fulfil their respective obligations under the Second Secured Facility Agreement and the Senior Facility Agreement.

7     APPOINTMENT OF OPTION HOLDER

7.1 The Second Secured Lenders herewith appoint the Option Holder to act as fiduciary (TREUHANDER). The Option Holder shall hold the Share Option as German law trustee (TREUHANDER) for the benefit of the Second Secured Lenders, each in its Relevant Proportion.

7.2 The Second Secured Lenders empower and authorise the Option Holder (subject to the provisions of this Agreement) to accept the Share Option on their behalf and to give Trigger Notices as further set out below.

7.3   The Option Holder shall be released from the restrictions set forth in
      Section 181 of the German Civil Code (BGB) to allow it to perform its duties and obligations as Option Holder as set out herein.

7.4   The Option Holder may:

      7.4.1 assume unless it has, in its capacity as Option Holder, actual knowledge or actual notice to the contrary, that:

               (i) any representation made by PAG or PMG in, or pursuant to, this Agreement is true;

               (ii) a person purporting to be an authorised signatory of PAG, PMG or any Option Grantor or any Second Secured Lender or any other person is duly authorised to act in that capacity by or on behalf of such person;

               (iii) none of PAG, PMG, any Option Grantor or any Second Secured
                     Lender is in breach of any of its respective obligations hereunder;

      7.4.2 rely as to any matters of fact which might reasonably be expected to be within the knowledge of PMG or PAG upon a certificate signed by or on behalf of PMG or PAG, respectively;

      7.4.3 rely upon any communication or document believed by it to be genuine;

      7.4.4 engage and pay for the advice or services of, and rely and act on the opinion of advice (howsoever given) of, or any information obtained from, any lawyers, accountants, surveyors or other professional advisers or experts whose advice or services may to it seem necessary, expedient or desirable.

7.5 The Option Holder accepts no responsibility for the accuracy and/or completeness of any information supplied by PMG, PAG or any other person in connection with, or for the legality, validity, effectiveness, adequacy or enforceability of, this Agreement and shall not be liable or responsible for any losses to any person, howsoever caused, as a result of taking or omitting to take any action whatsoever in relation to this Agreement or otherwise, save in the case of gross negligence or wilful misconduct.

7.6 Each of the Second Secured Lenders hereto agrees that it will not assert or seek to assert against any director, officer or employee of the Option Holder any claim it might have against any of them in respect of the matters referred to in Clause 7.5.

7.7 The Option Holder, and every attorney, agent or other person appointed by it hereunder, shall have the right to be indemnified by the Second Secured Lenders (each in their respective Option Participation Proportions) against all claims, demands, liabilities, proceedings, costs, fees, charges, losses and expenses incurred by it in relation to or arising out of the taking or holding of the Share Option, the exercise or purported exercise of any of the rights, trusts, powers and discretions vested in any of them or any other matter or thing done or omitted to be done in connection with this Agreement or pursuant to any law or regulation (otherwise than as a result of its gross negligence or wilful misconduct).

8     INSTRUCTIONS TO OPTION HOLDER

8.1 Subject to Clause 8.3, the Option Holder may only, and shall, give a Trigger Notice to the Option Grantor(s) on the instruction of a Second Secured Lender.

8.2 Subject to Clause 8.3, each Second Secured Lender may instruct the Option Holder to give one or more Trigger Notices to the Option Grantor(s). A Second Secured Lender gives such an instruction to the Option Holder by giving to the Option Holder a completed Trigger Notice.

8.3 Unless the Original Second Secured Lenders agree otherwise, a Second Secured Lender may only give a Trigger Notice to the Option Holder if that Second Secured Lender has obtained legal opinions from three legal firms of international repute that the proposed exercise of the Share Option in no way impairs the rights or security ranking of those Second Secured Lenders who do not elect to give a Trigger Notice to the Option Holder.

8.4   When a Second Secured Lender gives a Trigger Notice to the Option Holder:

      8.4.1 The Second Secured Lender shall give to the Option Holder one original Trigger Notice for each Option Grantor at that time.

      8.4.2    The Second Secured Lender shall complete Part I of the Trigger
               Notice.

      8.4.3 The Option Holder shall complete Part II of the Trigger Notice for each Option Grantor in accordance with Clause 4.2.

8.5 If, at the time a Second Secured Lender (the "EXERCISING LENDER") gives a Trigger Notice to the Option Holder, no other Second Secured Lender has given a Trigger Notice (except for any which has already been passed on to the Option Grantor(s) by the Option Holder in accordance with this Agreement):

      8.5.1 The Option Holder shall promptly copy to each other Second Secured Lender the Trigger Notice given by the Exercising Lender.

      8.5.2 The Option Holder shall notify each Second Secured Lender of the day (the "PROPOSED TRIGGER NOTICE DELIVERY DATE") on which it will give that Trigger Notice to the Option Grantor(s) (which day shall be not less than 15 and not more than 20 Business Days after the date of so notifying the Second Secured Lenders, or such other period as all the Second Secured Lenders agree).

      8.5.3 Any other Second Secured Lender may (subject to the term of this Agreement) give a Trigger Notice to the Option Holder no later than 7 Business Days before the Proposed Trigger Notice Delivery Date.

      8.5.4 A Second Secured Lender may revoke a Trigger Notice given by it at any time more than 5 Business Days before the proposed Trigger Notice Delivery Date. On or after the day 5 Business Days before the proposed Trigger Notice Delivery Date a Second Secured Lender may only revoke a Trigger Notice with the consent of all the other Second Secured Lenders who have given Trigger Notices to be passed on to the Option Grantor(s) on that Trigger Notice Delivery Date.

      8.5.5 The Option Holder shall promptly notify the other Second Secured Lenders upon any Second Secured Lender revoking a Trigger Notice. Such other Second Secured Lenders may revoke Trigger Notices given by them at any time more than 3 Business Days before the proposed Trigger Notice Delivery Date (or on such later date as may be agreed by all Second Secured Lenders).

      8.5.6 On the Proposed Trigger Notice Delivery Date, the Option Holder shall pass on to the Option Grantor(s) each Trigger Notice so delivered to it and not revoked by the Exercising Lender and any other Second Secured Lender.

8.6 A Second Secured Lender may not give a Trigger Notice to the Option Holder, and the Option Holder is not required to give a Trigger Notice to the Option Grantor(s), if and to the extent that:

      8.6.1 the aggregate nominal value of all the Transferred Share(s) which have been transferred pursuant to each exercise of the Share Option at the request of that Second Secured Lender exceeds (or would on completion of such exercise and transfer exceed) its Option Participation Proportion (calculated pursuant to Clause 8.7) of 65% of the aggregate nominal value of the issued share capital of PMG at that time; or

      8.6.2 on any Exercise Date the aggregate amount of the Converted Loan Amount for each exercise of the Share Option at the request of that Second Secured Lender on that date would exceed (or would on completion of such exercise exceed) the total amount of the share of that Second Secured Lender in the Second Secured Outstandings on that date.

8.7 The Option Participation Proportion of a Second Secured Lender at any time shall be the amount (expressed as a percentage) calculated by applying the following formula:

               Option Participation Proportion = Initial Participation PLUS Additional Participation LESS Transferred Participation

      Where:

      INITIAL PARTICIPATION means the amount (expressed as a percentage) of participation in this option identified for that Second Secured Lender in
      Schedule 1.

      ADDITIONAL PARTICIPATION means the amount (expressed as a percentage) of participation in this option transferred to that Second Secured Lender in accordance with this Agreement.

      TRANSFERRED PARTICIPATION means the amount (expressed as a percentage) of participation in this option transferred by that Second Secured Lender to another person in accordance with this Agreement.

8.8 After a Second Secured Lender has given a Trigger Notice to the Option Holder (and the Share Option has been exercised as a result) that Second Secured Lender may no longer transfer its participation in this option to the extent so utilised.

8.9 Neither the Option Holder nor any Second Secured Lender shall be liable to any other Second Secured Lender for any cost, loss or liability suffered by that other Second Secured Lender as a result of giving any Trigger Notice or of any exercise of the Share Option, in each case, in accordance with this Agreement.

9     ASSIGNMENT AND TRANSFER OF THIS AGREEMENT

9.1 The Option Holder may transfer its rights and obligations under this Agreement by way of assumption of contract (VERTRAGSUBERNAHME) to any affiliate of the Option Holder or to any Second Secured Lender or (with the consent of the Second Secured Lenders) to any third party. PAG, PMG and each Option Grantor irrevocably grants its respective approval for any such transfer, regardless to whom the rights and obligations under this Agreement are transferred. For the avoidance of doubts, the rights and obligations under the Option Agreement may only be transferred together and the Transferee should be deemed for the purposes of this Agreement successor to all rights and duties of the Option Holder. However, if any, the right to consent to share transfers pursuant to the Articles of Association of PMG amended pursuant to Clause 6.1.5 shall rest with J.P. Morgan Europe Limited, that shall act on the instruction of the new Option Holder. If J.P. Morgan ceases to exist and its rights under the Articles of Association are not assumed automatically by its legal successor, PAG agrees to amend the Articles of Association of PMG to state the person to whom this right of J.P. Morgan will have been transferred.

9.2 The Option Holder shall notify each Second Secured Lender, each Option Grantor and PMG of any such transfer pursuant to Clause 9.1 within 10 Business Days after such transfer becoming effective.

9.3 PAG and PMG shall not be entitled to assign all or any parts of their rights and obligations under this Agreement.

9.4 Each Second Secured Lender (each a "TRANSFEROR") may transfer its rights and obligations hereunder by way of assumption of contract (Vertragsubernahme) in whole or in part to a third party (the "TRANSFEREE"). PAG, PMG and each Option Grantor irrevocably grant their respective approval for any such transfer, regardless of to whom the rights and obligations under this Agreement will be transferred. For the avoidance of doubt, the rights and obligations under this Agreement may only be transferred together. The Transferor shall notify the Option Holder of such transfer within 10 Business Days after such transfer became effective. Any such transfer will be effected by way of a duly executed transfer certificate (the "TRANSFER CERTIFICATE") attached hereto as
      Schedule 4. Each such transfer will identify (for the purpose of Clause 8.7) the amount of the Transferor's participation in the Share Option which is being transferred to the Transferee. A Second Secured LenDER shall (and may only) transfer its participation in the Share Option at the same time and in the same proportion as it transfers its participation in the Second Secured Outstandings.

9.5 No Second Secured Lender may give a Trigger Notice requesting a transfer of PMG Share(s) to a Transferee unless that Transferee is (or will, on or before acquiring PMG Share(s), accede to this Agreement as) an Option Grantor.

9.6 No Option Grantor (during the period until the earlier of (i) the exercise of the Share Option in full and (ii) the end of the Exercise Period) may or shall transfer any PMG Share(s) to any person, (whether pursuant to this Agreement or otherwise) unless such person is (or will, before acquiring the PMG Share(s) accede to this Agreement as) an Option Grantor.

10    SHAREHOLDERS' APPROVAL

      Unless the parties agree otherwise, this Agreement shall not become effective until it has been approved by the shareholders' meeting of PAG and the Option Holder has confirmed that the approval by shareholders meeting is in form and substance satisfactory to the Option Holder. This confirmation shall be made not later than 6 weeks after the shareholders' meeting, and if not been made within this period deemed to be finally not given.

11    MISCELLANEOUS

11.1 PAG may, at any time before the commencement of the Exercise Period, request that the Second Secured Lenders agree to cancel the Share Option granted under this Agreement and to replace it with an equivalent option to acquire (or direct the transfer of) shares in PAG. The Second Secured Lenders agree to consider any such request in good faith, but any such replacement arrangement would require the consent of all the Second Secured Lenders, each acting in its absolute discretion.

11.2 All costs and expenses (including legal and notarial fees, taxes thereon and travel expenses) reasonably incurred by the Option Holder, the Second Secured Lenders or any Option Grantor in connection with:

      11.2.1 the preparation, negotiation, printing, execution of this Agreement and any other document referred to in it,

      11.2.2 any transfer of any portion of the PMG Share(s) on exercise of the Share Option but only to the extent that such costs and expenses

               (i)   relate to the transfer of shares by PAG; and

               (ii) do not exceed the costs and expenses of 1 exercise of the Share Option by each of the Second Secured Lenders per year; and

               (iii) do not occur with respect to the three legal opinions to be provided pursuant to Clause 8.3 and do not constitute legal fees incurred in connection with the exercise of the Share Option,

      shall be paid by PAG promptly on demand whether or not this Agreement is signed. The parties will consult in good faith to reduce such costs and expenses to the extent legally practicable. PAG shall not be liable for any costs in connection with the transfer of the Share Option according to Clause 9.4 and the transfer of the Share Option Agreement according to Clause 9.1.

11.3 Neither the Option Holder nor any Second Secured Lender shall be liable for any loss or damage suffered by PAG, PMG or any Option Grantor except for any loss or damage which are suffered as a result of gross negligence or wilful misconduct of the Option Holder, in which case the Option Holder shall be solely liable for any such loss or damage.

11.4  Obligations and Payments

      11.4.1 Except as otherwise specifically provided in this Agreement, in the event that one of the parties to this Agreement is in default with payments under this Agreement, it shall pay default interest at a rate per annum equal to Basiszinssatz plus 2% Interest shall be compounded quarterly and shall be calculated on the basis of actual days elapsed divided by 365. The right to claim further damages, if any, shall remain unaffected.

      11.4.2 PAG and PMG are jointly and severally liable for each other's obligations under this Agreement.

      11.4.3   Any rights of retention of PAG or PMG are excluded.

11.5  Agreement, Amendments, Notices

      11.5.1 This Agreement constitutes the full understanding of the parties and the complete and exclusive statement of the terms and conditions of the agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect hereto. The headings in this Agreement are only inserted for convenience and the purpose of easier orientation and are of no consequences for the contents and the interpretation of this Agreement.

      11.5.2 Each of the parties shall execute and deliver all such further documents and agreements and do such further acts as are reasonably required hereby and are not inconsistent with any other provisions of this Agreement.

      11.5.3 Amendments and supplements to or assignments of this Agreement (including the Schedules) shall only be valid if agreed in writing, and must be notarised if required by law. This also applies to amendments, supplements or a cancellation of this provision.

      11.5.4 Any notices or other communication under or in connection with this Agreement shall be made in writing and must be either handed over personally or sent by registered letter or telecopy to the addresses specified at the beginning of this Agreement or to any other addresses notified by the parties in writing at a later point of time and:

               (i)   If to PAG

                     Attn: Paul Thomason

                     address: HegelstraBe 61, 55122 Mainz.

                     fax: +49 (6131) 9310 109

                     with a copy to

                     Baker & McKenzie Doser Amereller Noack

                     Attn. Dr. Barbara Deilmann

                     Neuer Zollhof 3, 40221 Dusseldorf.

                     fax: +49 (221) 31116-199

               (ii)  If to PMG

                     Attn: Frau Jana Enge
                     address: HegelstraBe 61, 55122 Mainz.

                     fax: +49 (6131) 9310 339

                     with a copy to Baker & McKenzie Doser Amereller Noack

                     Attn. Dr. Barbara Deilmann

                     Neuer Zollhof 3, 40221 Dusseldorf.

                     fax: +49 (221) 31116-199

               (iii) If to Option Holder

                     Attn: Steve Clarke

                     address: 125 London Wall, London EC2Y 5AJ

                     fax: +44 (20) 7777 2360

               (iv) If to any Second Secured Lender or Option Grantor, then as notified in writing to the Option Holder from time to time.

11.6 No failure to exercise, nor any delay in exercising, on the part of the Option Holder or any Second Secured Lender, any option right or remedy under this Agreement shall operate as a waiver thereof, nor shall a single or a partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies provided by law, except for provided expressly otherwise.

11.7 The Parties agree to keep confidential all information obtained in connection with this Agreement and its performance (except as provided elsewhere in this Agreement) as long as and to the extent that it has not been made known to the public without fault of the parties. Nothing in this Clause shall be understood to prevent

      11.7.1 any Party from filing a claim against the other Party on the basis of this Agreement and information obtained in connection with this Agreement; and

      11.7.2 any Party to disclose the content of this Agreement as required by applicable law, or the rules of any stock exchange or governmental or other regulatory authority, in particular to disclose this Agreement to PAG's shareholder meeting

11.8 If a provision of this Agreement should be or become fully or partly invalid or not contain a necessary regulation, the validity of the other provisions of this Agreement will not be affected thereby and, therefore, shall remain in force. The invalid provision shall be replaced and the gap shall be filled by a legally valid arrangement that corresponds as closely as possible to the intention of the parties or what would have been the intention of the parties according to the aim, purpose and economic effect of this Agreement, if they had been aware of the gap.

11.9 If there would be a change in the applicable tax laws, the Parties will in good faith consider to adjust the terms and conditions of this Agreement to achieve a most efficient tax treatment, but no Party shall be obliged to agree on any amendment or modification of this Agreement.

11.10 This Agreement shall be governed by, and construed in accordance with the law of the Federal Republic of Germany. The place of jurisdiction for all Parties hereunder shall be Frankfurt am Main, Germany.

                                   SCHEDULE 1


                         ORIGINAL SECOND SECURED LENDERS


NAME                                                     INITIAL PARTICIPATION
----
J.P. Morgan Chase Bank                                   40%

Barclays Bank PLC                                        15%

Dresdner Bank London Branch                              15%

Lehman Commercial Paper Inc.                             15%

The Toronto-Dominion Bank                                15%

                                   SCHEDULE 2


                            FORM OF DEED OF TRANSFER

                                                     ROLL OF DEEDS NO.__________


                                      DONE
                  AT __________, ON THIS __ DAY OF _______ 200_

                        Before me, the undersigned Notary
                                      [...]
                     in the district of the [COURT] in [...]
                            with the office in [...]


There appeared today:

1.    [...], not acting in his own name but in the name of

      [PRIMACOM AG, Mainz, registered in the Commercial Register of the Lower Court of Mainz in section B under HRB no. 7164, address Hegelstrasse 61, 55122 Mainz] [OR: DETAILS OF OTHER OPTION GRANTOR]

                                  (hereinafter referred to as: "THE TRANSFEROR")

      by virtue of a written power of attorney dated [...], the original of which has been presented at notarization, a copy of which is attached to this deed and I, the Notary hereby certify that this copy is a true and complete copy of the original. and

2. [...], not acting in his own name but in the name of [...]

                                  (hereinafter referred to as: "THE TRANSFEREE")

      by virtue of a written power of attorney dated [...], the original of which has been presented at notarization, a copy of which is attached to this deed and I, the Notary hereby certify that this copy is a true and complete copy of the original.

The appeared persons identified themselves by their identity cards to the satisfaction of the Notary.

The Notary explained the potential ban on his participation according to sec. 3 sub-sec. 1 no. 7 BeurkG (NOTARIZATION ACT). The persons appearing answered in the negative the Notary's question of whether grounds for a ban on his participation in the meaning that provision exist.

The appeared persons asked the notarization to be done in English. The Notary who is fluent in the English language ascertained that the appeared persons have sufficient command of the English language.

Now thereupon, the persons appearing requested the notarization of the following:

                               TRANSFER OF SHARES.

                                       I.
                                    RECITALS

1. PRIMACOM MANAGEMENT GmbH is registered in the Commercial Register of the Municipal Court of Mainz in section B under HRB no. 7454 with a share capital of EUR 90,000 (the "COMPANY").

2. The Transferor holds one share in PMG in the nominal amount of EUR [...] (the "EXISTING SHARE").

3. On [...] the Transferor and J.P. Morgan Europe Limited (the "OPTION HOLDER") are parties to an agreement (the "SHARE OPTION AGREEMENT"), under which the Transferor granted an option to the Option Holder to acquire up to 65% of the share capital of PMG (the "OPTION"). Upon exercise of the Option, the Transferor is obliged to transfer a share in PMG, as determined by an notice of exercise of the Share Option under the Share Option Agreement (the "TRIGGER NOTICE"), to a transferee as set out in the Trigger Notice.

4. The Option Holder exercised the Option on [...] in the nominal amount of EUR [...]. The Trigger Notice dated [...], sets out that the Transferor is obliged to transfer a share in PMG in the nominal amount of EUR [...] to the Transferee.

                                       II.
                               TRANSFER OF A SHARE

1. The Transferor hereby divides the Existing Share into a share with a nominal value of EUR [...] (the "NEW SHARE") and a share with a nominal value of EUR [...].

2. The Transferor hereby transfers the New Share to the Transferee. The Transferee accepts the transfer of the New Share. The New Share is assigned together with all rights and duties, in particular the right to profits of the current fiscal year of PMG and all not distributed profits.

3. The consent of PMG pursuant to Section 17 of the Limited Liability Company Act (GmbHG) is attached hereto as Exhibit A. The Transferee shall inform PMG about the aforementioned share transfer by submitting a certified copy of this deed.

4. The aforementioned transfer is made in fulfillment of the obligations of the Transferor under the Share Option Agreement.

                                      III.
                              COSTS, MISCELLANEOUS

1. [The costs of this deed shall be borne by the Transferor.] [DELETE IF TRANSFEROR IS NOT PAG:]- The Notary advised the appeared persons that the parties hereof - regardless of the provisions in this deed - are liable for the costs thereof.

2. The Notary advised the appeared persons that the managing directors of PMG have to submit a list of shareholders to the Commercial Register that reflects the new shareholding in PMG.

3. The Notary advised the appeared persons that he is obliged pursuant to sec. 54 EStDV (Income-Tax Implementation Ordinance) to submit one copy of this deed to the tax authorities.

4.    This Agreement shall be governed by German law.

This deed was read aloud to the persons appearing in the presence of the Notary, approved by them and signed by them and the Notary in their own hand as follows:

                                   SCHEDULE 3

                             FORM OF TRIGGER NOTICE

                                 TRIGGER NOTICE
                                     PART I

Whereas, J.P. Morgan Europe Limited (the "OPTION HOLDER") and certain banks (the "SECOND SECURED LENDERS") have entered into an agreement (the "SHARE OPTION AGREEMENT") with PrimaCom AG ("PAG") dated on or about 25 March 2002 under which PAG and the other Option Grantors grant an option to the Option Holder, acting as fiduciary (TREUHANDER) for the Second Secured Lenders, to acquire (or direct the transfer of) up to 65% of the share capital of PrimaCom Management GmbH (the "COMPANY") upon exercise by the Option Holder according to Section 3 of the Share Option Agreement (the "SHARE OPTION").

1. We, the undersigned Second Secured Lender, hereby instruct the Option Holder according to Section 8 of the Share Option Agreement to exercise the Share Option pursuant to Section 3 of the Share Option Agreement.

2. An amount of EUR ______ of our Second Secured Outstandings (the "CONVERTED LOAN AMOUNT") shall be converted into shares in PMG with an aggregate nominal amount of EUR _______ (the "EXERCISED SHARES").

3.    The Exercised Share(s) shall be transferred to:

                 Name:              ___________________________

                 Address:           ___________________________

                 Representative:    ___________________________

4. The Converted Loan Amount will be set off against our repayment claim under the Second Secured Facility.

__________, the ___ day of __________ 200_


SECOND SECURED LENDER

--------------------
[...]

--------------------------------------------------------------------------------

                                     PART II

Pursuant to the instruction above, we, the undersigned Option Holder hereby declare that we exercise the Share Option pursuant to Section 3 of the Share Option Agreement.

2. The nominal value of the share(s) in the Company to be transferred to the Transferee identified in paragraph 3 of Part I above by each Option Grantor is as follows:

      [Option Grantor] [EUR..........]

      [Option Grantor] [EUR..........]

__________, the ___ day of __________ 200_


OPTION HOLDER

--------------------
[...]

                                   SCHEDULE 4

                          FORM OF TRANSFER CERTIFICATE

                             [REQUIRES NOTARISATION]


This Agreement is dated [ ] and made between:

(1)   [Second Secured Lender] ("Transferor"), and

(2)   [Transferee]


PREAMBLE

(A) Pursuant to a share option agreement dated [ ] (the "SHARE OPTION AGREEMENT") between PrimaCom AG, PrimaCom Management GmbH, J.P. Morgan Europe Limited (in its capacity as option holder (the "OPTION HOLDER")) and certain financial institutions as Second Secured Lenders, including [INSERT NAME OF TRANSFEROR], a copy of which is attached to this transfer certificate, PrimaCom AG has agreed, under certain circumstances, to transfer a certain amount of shares it holds in its subsidiary, PrimaCom Management GmbH, to the Option Holder or a third party named by the Option Holder.

(B) The Transferor wishes to transfer its rights and obligations under the Share Option Agreement to the Transferee by way of this agreement.

Now it is agreed as follows:

1     ASSIGNMENT/TRANSFER

      The Transferor hereby assigns to the Transferee all of its rights and claims (present and future) under the Share Option Agreement. Furthermore, the Transferor transfers all of its present and future obligations under the Share Option Agreement to the Transferee. The Transferee accepts such assignment and transfer.

      Such transfer and assignment is equal to [*] % (the "TRANSFERRED PARTICIPATION") in the share option granted pursuant to the Share Option Agreement.

2     ACCESSION TO SHARE OPTION AGREEMENT

      The parties hereto agree, that the Transferee shall be bound by the terms of the Share Option Agreement and will become party thereto as a Second Secured Lender.

3     GOVERNING LAW

      This Transfer Certificate will be governed by and construed in accordance with German law.

      Signatures:

                                   SCHEDULE 5

                         ARTICLES OF ASSOCIATION OF PMG

                                        TRANSLATION FOR CONVENIENCE PURPOSE ONLY

                  GESELLSCHAFTSVERTRAG                                       ARTICLES OF ASSOCIATION
                       SECTION 1                                                    SECTION 1
                     FIRMA UND SITZ                                         NAME AND REGISTERED SEAT

1.1  Die Firma der Gesellschaft lautet                       1.1  The name of the Company is
                                                                    PRIMACOM MANAGEMENT GmbH
       PRIMACOM MANAGEMENT GmbH

1.2  Die Gesellschaft hat ihren Sitz ist Mainz.
                                                             1.2  The registered seat of the Company is Mainz.


                       SECTION 2                                                    SECTION 2
              GEGENSTAND DER GESELLSCHAFT                                     OBJECT OF THE COMPANY

2.1  Gegenstand des Unternehmens ist:                        2.1  The object of the Company is

2.1.1     Management von Kabelvisions-, Kommunikations-      2.1.1     the management of cable vision-,
          und Informationssystemen, insbesondere von                   communication- and information-systems, in
          Breitbandkommunikationsnetzen zur Verbreitung                particular broad-band communication networks
          von Horfunk- und Fernsehprogrammen;                          for the distribution of radio- and
                                                                       television programs;

2.1.2     Wahrnehmung von Beratungsaufgaben im               2.1.2     to take consulting mandates in the area of
          Kommunikationsbereich sowie auf dem Gebiet                   communication and in the area of receiving
          der Empfangs- und Sendetechnologie,                          and broadcasting technology, including
          einschlieBlich der Projektierung der                         projecting of setting up and operating of
          Errichtung und des Betriebs von Anlagen fur                  information and communication facilities;
          Information und Kommunikation;

2.1.3     Erlangung von Betriebsrechten fur                  2.1.3     obtaining licenses for operating information
          Kommunikations- und Informationssy-                          and communication systems.

          steme.

2.2  Die Gesellschaft kann alle Geschafte betreiben,         2.2  The Company can undertake all transactions which
     die dem Gesellschaftszweck unmittelbar zu dienen             would serve the object of the Company directly.
     geeignet sind. Sie kann im In- und Ausland                   The Company may establish branches domestically
     Zweigniederlassungen errichten sowie sich an                 and abroad and participate in companies
     gleichartigen oder ahnlichen Unternehmen im In-              domestically and abroad with the same or a
     und Ausland beteiligen.                                      similar object.


                       SECTION 3                                                    SECTION 3
                      STAMMKAPITAL                                                SHARE CAPITAL

3.1  Das Stammkapital der Gesellschaft betragt EUR           3.1  The share capital of the Company is EUR 90,000.00
     90.000,-- (in Worten Euro neunzigtausend).                   (in words Euro ninety- thousand).

3.2  Einzelne volleingezahlte Geschaftsanteile konnen        3.2  Individual fully paid in shares may be merged by
     durch Gesellschafterbeschluss mit einfacher                  a shareholders' resolution with a simple majority
     Mehrheit der Stimmen und Zustimmung des                      of the votes and consent of the concerned
     betroffenen Gesellschafters vereinigt werden.                shareholder.


                       SECTION 4                                                    SECTION 4
                     GESCHAFTSJAHR                                                 FISCAL YEAR

4.1  Das Geschaftsjahr der Gesellschaft ist das              4.1  The fiscal year of the Company is the calendar
     Kalenderjahr.                                                year.

4.2  Das erste Geschaftsjahr beginnt spatestens mit dem      4.2  The first fiscal year shall begin at latest with
     Tage der Eintragung der Gesellschaft in das                  the registration of the Company in the Commercial
     Handelsregister und endet am darauffolgenden 31.             Register and shall end on the following December
     Dezember.                                                    31.


                       SECTION 5                                                    SECTION 5
            VERTRETUNG UND GESCHAFTSFUHRUNG                               REPRESENTATION AND MANAGEMENT

5.1  Die Gesellschaft hat drei Geschaftsfuhrer. Je 30%       5.1  The Company has three managing directors. Each
     der Beteiligung am Stammkapital der Gesellschaft             30% shareholdering in the Company grants the
     gewahren das Recht zur Bestellung eines                      right to appoint one Managing Director.  This
     Geschaftsfuhrers. Dieses Recht steht auch                    also applies to a group of shareholders holding
     Gesellschaftern zu die                                       together 30 or more

     zusammen 30 oder mehr Prozent am Stammkapital                percent of the shares in the Company. Each
     der Gesellschaft halten. Jeder Gesellschafter                shareholder or shareholder group may at any
     bzw. jeder Gesellschaftergruppe kann den von                 time and without giving any reason dismiss
     ihr bestellten Geschaftsfuhrer jederzeit und                 the managing director nominated by it and
     ohne Grunde anzugeben abberufen und einen                    nominate another managing director.
     neuen Geschaftsfuhrer bestimmen.

5.2  Gesellschafter oder Gesellschaftergruppen, die          5.2  Each shareholder or each group of shareholders
     gemaB Ziffer 5.1 Geschaftsfuhrer bestellt haben,             having appointed a Managing Director according to
     konnen jeweils die Abberufung der anderen, nicht             para. 5.1 may demand for a dismissal of the other
     von ihnen bestellten chaftsfuhrer verlangen, wenn            managing directors not having been  appointed by
     hierfur ein wichtiger Grund vorliegt, der in der             them, but only for reason which might be in the
     Person oder dem Verhalten des Geschaftsfuhrers               person of the managing director or in his/her
     liegt, insbesondere, (aber nicht hierauf                     management of the Company, in particular (but not
     beschrankt), wenn ein Geschaftsfuhrer gegen                  limited to), if the Managing Director violates
     wesentliche Pflichten aus den Gesetzen, dem                  material obligations under the applicable laws,
     Gesellschaftsvertag, einer von den Gesellschaftern           this articles of association, any rules of
     gegebenenfalls zu beschlieBenden Geschaftsordnung            procedure (GESCHAFTSORDNUNG) adopted by the
     und den Beschlussen und Weisungen der                        shareholders, and the resolutions and directions
     Gesellschafterversammlung verstoBt.                          of the shareholders meeting.

5.3  Die Gesellschaft wird vertreten durch zwei              5.3  The Company shall be represented by two Managing
     Geschaftsfuhrer gemeinsam oder durch einen                   Directors acting jointly or by one Managing
     Geschaftsfuhrer gemeinsam mit einem Prokuristen.             Director acting together with a "Procurist".

5.4  Die Gesellschafterversammlung kann die Vertretung       5.4  The shareholders' meeting may resolve by a 75%
     mit 75% der Stimmen abweichend regeln,                       majority of the votes a different representation
     insbesondere Einzelvertretung anordnen und von den           rules, in particular authorize managing directors
     Beschrankungen des Section 181 des Burgerlichen              to represent the Company individually and release
     Gesetzbuches befreien.                                       from the restrictions of Section 181 German Civil
                                                                  Code.

5.5  Die Geschaftsfuhrer uben ihr Amt in                     5.5  The Managing Directors shall in exercising their
     Ubereinstimmung mit dem Gesetz, diesem                       office complying with the law, this articles of
     Gesellschaftsvertrag, einer von den                          association, any rules of procedure adopted by
     Gesellschaftern gegebenenfalls zu beschlieBenden             the shareholders, and the resolutions and
     Geschaftsordnung und den Beschlussen und Weisungen           directions of the shareholders meeting.
     der Gesellschafterversammlung aus.

5.6  Die Geschaftsfuhrer bedurfen fur Rechtsgeschafte        5.6  The Managing Directors need the prior approval of
     und MaBnahmen, die uber den gewohnlichen                     the shareholders meeting by simple majority for
     Geschaftsbetrieb hinausgehen, und / oder die nicht           legal transactions and measures which are not in
     wie unter fremden Dritten abgeschlossen werden               the ordinary course of business and/ or which are
     bzw. keine marktubliche Gegenleistung enthalten,             not entered into an arms' length basis (i.e. do
     der vorherigen Genehmigung der                               not provide for a consideration as usual on the
     Gesellschafterversammlung mit einfacher Mehrheit.            market). This applies in particular to the
     Dies gilt insbesondere fur die nachfolgenden                 following measures and legal transactions:
     MaBnahmen und Rechtsgeschafte:

5.6.1     Eroffnung, SchlieBung, Verlegung oder              5.6.1     the opening, closing, relocation and sale of
          VerauBerung von Betriebsstatten, die                         business sites, the setting up or
          Errichtung oder Aufgabe von Zweigniederlassungen             abandonment of branch offices and the
          und die Aufnahme eines  neuen oder                           starting of a business line or giving up an
          die Aufgabe eines bestehenden                                existing business line of the company,
          Geschaftszweiges der Gesellschaft;

5.6.2     jede Form der Eingehung oder Beendigung einer      5.6.2     any kind of entering into or ending of a
          Beteiligung an anderen Gesellschaften                        participation in other companies as well as
          sowie  die Ausubung von Gesellschafterrechten in             the exercise of shareholder rights in such
          solchen Tochtergesellschaften;                               subsidiaries;

5.6.3     Erwerb, die VerauBerung oder Belastung von         5.6.3     the acquisition, sale or encumbering of real
          Grundstucken und grundstucksgleichen Rechten;                estate and real estate like rights; the
          der Erwerb einschlieBlich des Mietkaufs, die                 acquisition including the hire-purchase, the
          VerauBerung sowie die Verfugung in sonstiger                 sale and disposal otherwise of tangible
          Weise von bzw. uber Wirtschaftsguter des                     assets insofar that the value in the
          beweglichen Anlagevermogens, soweit der Wert                 individual case or within a business year as
          im Einzelfall oder innerhalb eines                           an aggregate exceeds EUR 2,000,000 or the
          Geschaftsjahres insgesamt EUR 2.000.000                      Company has as a result an obligation to the
          ubersteigt oder daraus eine Verpflichtung der                same extent.
          Gesellschaft in gleicher Hohe entsteht;

5.6.4     Abschluss von Leasing-, Miet- und                  5.6.4     the conclusion of leasing, rental and
          Pachtvertragen sowie sonstiger                               tenancy agreements as well as any kind of
          Dauerschuldverhaltnisse, mit denen eine                      other long term obligations, associated with
          Gesamtverpflichtung von mehr als                             an aggregate liability of more

          EUR 500.000 pro Geschaftsjahr verbunden ist                  than EUR 500,000 per business year

5.6.5     der AbschluB, die Beendigung oder Anderung         5.6.5     the conclusion, termination or changing of
          von fur den Geschaftsbetrieb der Gesellschaft                agreements material for the business
          wesentlichen Vertragen;                                      operations of the company;

5.6.6     Eingehung und Beendigung von                       5.6.6     the entering into and termination of any
          Beschaftigungsverhaltnissen einschlieBlich                   employment-contracts, including consultancy
          Beratervertrage, sofern die Jahresleistung                   agreements, to the extent that the annual
          einschlieBlich Nebenleistungen EUR 500.000                   outlay inclusive fringe benefits exceeds EUR
          (brutto) ubersteigt sowie die Erhohung der                   500.000 (gross) as well as the increase in
          Vergutungen bei solchen                                      the remuneration for such
          Beschaftigungsverhaltnissen;                                 employment-contracts;

5.6.7     Aufnahme von Krediten oder die Eingehung           5.6.7     the taking of loans or other liabilities,
          einer Verschuldung in sonstiger Weise,                       including the assumption of surety ships or
          einschlieBlich Ubernahme von Burgschaften                    guarantees; the alteration of such loan
          oder Garantien,  die Anderung von solchen                    agreements (with the exception of immaterial
          Kreditvertragen (mit Ausnahme von                            changes in interest rates); the granting of
          unwesentlichen Anderungen von Kreditzinsen);                 loans, including the granting of employee
          die Gewahrung von Krediten, einschlieBlich                   loans;
          der Gewahrung von Arbeitnehmerdarlehen;

5.6.8     Erteilung und Entgegennahme von Auftragen          5.6.8     the giving and acceptance of mandates
          auBerhalb des gewohnlichen Geschaftsbetriebes;               outside the normal course of business;

5.6.9     Erhebung von Klagen vor ordentlichen               5.6.9     the commencement of proceedings before a
          Gerichten oder Schiedsgerichten oder das                     court of law or the arbitration courts or
          Eintreten in Vergleichsverhandlungen mit                     the start of composition proceedings for
          einen Gegenstandswert von mehr als                           matter in excess of EUR 500,000 with the
          EUR 500.000 mit Ausnahme von                                 exception of debt collections in the normal
          Forderungseintreibungen im gewohnlichen                      course of business;
          Geschaftsbetrieb;

5.6.10    die Gewahrung von Prokuren und                     5.6.10    the granting of power of general commercial
          Handlungsvollmacht                                           representation power (PROKURA) and other
                                                                       commercial representation

                                                                       power (HANDLUNGSVOLLMACHT)

5.6.11    Abschluss von Vereinbarungen mit Glaubigern        5.6.11    the making of arrangements with creditors
          der Gesellschaft, mit dem Ziel die eine                      for the purpose of avoiding insolvency or
          Insolvenz, Auflosung oder Liquidation der                    the dissolution, liquidation or winding up
          Gesellschaft oder einer ihrer                                of the Company or any of its Subsidiaries;
          Tochtergesellschaften zu vermeiden;

5.6.12    die Aufstellung und Anderung samtlicher            5.6.12    setting up Business plans of the Company and
          Geschaftsplane der Gesellschaft (Business                    any amendments thereto.
          Plan)

5.6.13    alle sonstigen MaBnahmen, die die                  5.6.13    all other measures, which the shareholders
          Gesellschafter durch Gesellschafterbeschluss                 have declared through a shareholders
          fur zustimmungspflichtig erklart haben.                      resolution as requiring consent.

5.7  Fur die folgenden Rechtsgeschafte und MaBnahmen         5.7  The Managing Directors need the prior approval of
     bedurfen die Geschaftsfuhrer der vorherigen                  the shareholders meeting by 75% majority for the
     Genehmigung der Gesellschafterversammlung mit 75%            following legal transactions and measures:
     Mehrheit:

5.7.1     Beantragung der Eroffnung eines                    5.7.1     The filing of a petition for the
          Insolvenzverfahrens, soweit die                              commencement of insolvency proceedings,
          Geschaftsfuhrer nicht durch zwingende                        unless the managing directors are under a
          gesetzliche Vorschriften hierzu gezwungen                    statutory obligation to make such filing;
          sind;

5.7.2     Abschluss, Anderung oder Beendigung von            5.7.2     Entering into, modifying or termination of
          Rechtsgeschaften oder MaBnahmen mit                          any transaction or agreement with a
          Gesellschaftern oder mit verbundenen                         shareholder or any of its affiliates which
          Unternehmen der Gesellschafter, die uber den                 are not in the ordinary course of business
          gewohnlichen Geschaftsbetrieb hinausgehen                    or that are not entered into an arms' length
          oder nicht wie unter fremden Dritten                         basis (i.e. do not provide for a
          abgeschlossen werden bzw. keine marktubliche                 consideration as usual on the market.) and
          Gegenleistung enthalten sowie der  Abschluss,                the entering into, modifying or termination
          Anderung oder Beendigung von Vertragen, nach                 of contracts under which business and
          denen Geschaftsbetriebs- und                                 administration expenses of PrimaCom AG are
          Verwaltungsaufwendungen der PrimaCom AG von                  reimbursed by the Company or its
          der Gesellschaft und ihren                                   subsidiaries provided always that such
          Tochtergesellschaften erstattet wer-                         expenses do not exceed at any time an amount
                                                                       of EUR 5,000,000 per year. Upon request of

          den, vorausgesetzt, daB diese Aufwendungen zu                PrimaCom AG, which may be raised from time
          keiner Zeit einen Betrag von EUR 5.000.000                   to time but in no event earlier than
          pro Jahr ubersteigen. Auf Verlangen der                      beginning of the year 2010, the
          PrimaCom AG, das von Zeit zu Zeit, aber nicht                shareholders will review this limit of EUR
          vor dem Jahr 2010 gestellt werden darf,                      5,000,000 in order to amend the amount to
          werden die Gesellschafter diese Begrenzung                   reflect a possible increase in the costs of
          auf EUR 5.000.000 uberprufen mit dem Ziel,                   living since March 2002.
          diesen Betrag entsprechend einer moglichen
          Steigerung der Lebenshaltungskosten seit Marz
          2002 anzupassen.

5.8  Soweit die Zustimmung zu einer MaBnahme oder            5.8  To the extent, that legal transactions and
     einen Rechtsgeschaft nach diesem Gesellschaftsvertrag        measures requires an approval by a majority of
     der Mehrheit von 75% der Stimmen bedarf, bedarf              75% of the votes according to these Articles of
     auch ein Gesellschafterbeschluss, der die                    Association, a resolution to instruct the
     Geschaftsfuhrer anweist, ein solches                         managing directors to enter into such legal
     Rechtsgeschaft oder eine solche MaBnahme                     transaction or carry out such measure, shall
     vorzunehmen, der Mehrheit von 75% der Stimmen.               require a majority of 75% of the votes as well.

5.9  Geschaftsfuhrer bedurfen zu MaBnahmen und               5.9  Managing Directors do not require the approval of
     Rechtsgeschafte, zu denen die Gesellschaft nach              the shareholders' meeting for legal transactions
     den am 25. Marz 2002 geschlossenen                           and measures to which the Company is obliged by
     Kreditvereinbarungen zwischen der PrimaCom AG, der           the Loan Facility Agreements, entered into on or
     Gesellschaft und deren Tochtergesellschaften                 about 25 March 2002 between PrimaCom AG, the
     einerseits und zwei Gruppen von Banken jeweils               Company and their subsidiaries on the one hand
     unter der Fuhrung von u.a. J.P. Morgan als Agent             and two groups of banks, each with J.P. Morgan
     andererseits  (Urkundsnummern [    ] des Notars /            acting as agent on the other hand (notarial deed
     der Notare [     ], Basel,  verpflichtet ist,                numbers [    ] of notary (ies) [    ],  Basel.
     nicht der Genehmigung der                                    Instructions to Managing Directors by the
     Gesellschafterversammlung. Weisungen der                     shareholders' meeting, that would lead to a
     Gesellschafterversammlung, die zu einer Verletzung           violation of the Company's obligations under such
     der Verpflichtungen unter diesen                             Loan Facility Agreements, may only passed with a
     Kreditvereinbarungen fuhren, konnen nur mit einer            majority of 75% of the votes.
     Mehrheit von 75% der Stimmen beschlossen werden.

                       SECTION 6                                                    SECTION 6

               GESELLSCHAFTERVERSAMMLUNG                                   SHAREHOLDERS' MEETING

6.1  Jedes Jahr finden mindestens zwei ordentliche           6.1  Each year two ordinary shareholders' meetings
     Gesellschafterversammlungen statt. Eine davon                shall be held. One of the  shareholders' meetings
     findet in den ersten 6 Monaten des Geschaftsjahres           shall be held within the first 6 months of the
     statt.                                                       business year.

6.2  Die Gesellschafterversammlungen finden am Sitz der      6.2  Shareholders' meetings shall be held at the
     Gesellschaft statt. Wenn samtliche Gesellschafter            business seat of the Company. The shareholders'
     zustimmen, kann die Gesellschafterversammlung an             meeting may be held at any other place within the
     jedem anderen Ort in der Bundesrepublik                      Federal Republic of Germany, if all shareholders
     Deutschland stattfinden.                                     agree.

6.3  Eine auBerordentliche Gesellschafterversammlung         6.3  An extraordinary shareholders meeting shall be
     ist von dem Geschaftsfuhrer innerhalb von 2 Wochen           called by the Managing Director within a period
     einzuberufen, entweder wenn es das Interesse der             of 2 weeks, if it is either in the interests of
     Gesellschaft erfordert oder wenn ein oder mehrere            the Company or demanded by one or several
     Gesellschafter dies verlangen, die mit mindestens            shareholders who participate in at least 10% of
     10% des Stammkapitals an der Gesellschaft                    the share capital of the company.
     beteiligt sind.

6.4  Die Gesellschafterversammlung ist von den               6.4  A shareholders meeting shall be called by the
     Geschaftsfuhrern unter Angabe der Tagesordnung mit           Managing Directors by registered mail with a
     eingeschriebenen Brief mit einer Ladungsfrist von            notice period of 3 weeks from dispatch of the
     3 Wochen, beginnend mit dem Tag der Absendung der            notice. The notice shall set forth the agenda of
     Ladung, einzuberufen. Kommt der Geschaftsfuhrer              the meeting. If the Managing Director does not
     einem Verlangen gemaB Absatz 2 nicht binnen                  call such a meeting upon a demand in accordance
     von 2 Wochen nach, so ist der entsprechende                  with sub-section 2 above within 2 weeks, the
     Gesellschafter befugt, selbst eine                           respective shareholder shall be authorized to
     Gesellschafterversammlung einzuberufen.                      call for such a shareholders' meeting himself.

6.5  Die Gesellschafterversammlung ist beschlussfahig,       6.5  The shareholders' meeting has a quorum if at
     wenn mindestens 3/4 des Stammkapitals der                    least 3/4 of the share capital is represented. If
     Gesellschaft vertreten ist. Ist eine                         the shareholders meeting does not have a quorum,
     Gesellschafterversammlung nicht beschlussfahig, so           a new shareholders' meeting shall be called
     ist umgehend zu einer neuen                                  without undue delay with a notice period of 3
     Gesellschafterversammlung mit einer Ladungsfrist             weeks, which will have a quorum regardless of the
     von 3 Wochen einzuladen, die ohne Rucksicht auf              share capital representation provided this was
     die Hohe des vertretenen Stammkapitals                       indicated in the notice of meeting.
     beschluss-

     fahig ist, wenn hierauf in der Ladung
     hingewiesen wurde.

6.6  Die Gesellschafterversammlung wahlt einen               6.6  The shareholders' meeting shall appoint a
     Vorsitzenden, der die Versammlung leitet und die             chairman, who shall chair the meeting and shall
     hieruber jeweils anzufertigende Niederschrift                sign the minutes recorded each time. Every
     unterzeichnet. Jedem Gesellschafter ist eine                 shareholder shall be provided with a copy of the
     Abschrift der Niederschrift zu ubersenden.                   minutes.

                       SECTION 7                                                    SECTION 7
                    BESCHLUSSFASSUNG                                              RESOLUTIONS

7.1  Die Beschlussfassung erfolgt in                         7.1  Resolutions shall be passed at shareholders' meetings.  If all
     Gesellschafterversammlungen. Die                             shareholders agree in this procedure, resolutions may also be
     Gesellschafter dem Verfahren zustimmen, im                   passed in a circulation process, in writing, by telex or by
     Umlaufverfahren schriftlich, per Fernschreiber               fax to the extent that such a procedure is
     oder per Telefax gefasst werden, sofern ein                  permitted by law. The Managing Directors have to
     solches Verfahren gesetzlich zulassig ist. In                set a time limit for the submission of the
     diesem Fall haben die Geschaftsfuhrer eine Frist             written votes, that should not be shorter than
     fur den Eingang der Stimmen zu bestimmen, die                tree banking days.
     nicht kurzer als drei Bankarbeitstage sein soll.

7.2  Gesellschafterbeschlusse werden mit einfacher der       7.2  Shareholders' resolutions require a simple
     Mehrheit der in der Gesellschafterversammlung                majority of the votes attending at the meeting
     vertretenen Stimmen gefasst, soweit nicht Gesetz             provided these Articles of Association or the law
     oder Gesellschaftsvertrag eine abweichende                   does not require a different majority. Each EUR
     Mehrheit vorsehen. Je EUR 50 eines                           50 of share capital is entitled to one vote.
     Geschaftsanteils gewahren eine Stimme.

                       SECTION 8                                                    SECTION 8
           JAHRESABSCHLUSS, GEWINNVERWENDUNG                           ANNUAL ACCOUNTS, PROFIT DISTRIBUTION

8.1  Die Geschaftsfuhrer haben gemaB den gesetzlichen        8.1  The Managing Directors shall pursuant to the
     Bestimmungen den Jahresabschluss samt Anhang sowie           statutory provisions prepare within the first 3
     einen Lagebericht in den ersten 3 Monaten des                months of the following business year the annual
     darauf folgenden Geschaftsjahres zu erstellen und            accounts, including supplements and the
     den Gesellschaftern unverzuglich zur Be-                     management report, and submit them without undue
                                                                  delay to the shareholders for
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     schlussfassung vorzulegen.                                   approval.

8.2  Die Gesellschafter stellen den Jahresabschluss          8.2  The shareholders shall approve the annual
     fest und beschlieBen die Verwendung des                      accounts and resolve on the distribution of the
     Ergebnisses mit einer Mehrheit von 75% der Stimmen.          profits with a majority of 75% of the votes.

                       SECTION 9                                                    SECTION 9
           VERAUBERUNG VON GESCHAFTSANTEILEN                               DISPOSITION OF SHARES

Solange die JP Morgan Europe Limited, der als Option         To the extent that JP Morgan Europe Limited, that has
Holder zugunsten verschiedener Banken ein vertragliches      been granted in its capacity as Option Holder for the
Erwerbsrecht auf bis zu 65% des Stammkapitals der            benefit of several banks an contractual option to
Gesellschaft eingeraumt wurde, dieses Erwerbsrecht           acquire up to 65% of the share capital of the Company,
nicht vollstandig ausgeubt hat oder das Erwerbsrecht         has not exercised that option in full or this options
nicht erloschen ist, bedarf jede VerauBerung oder            has not expired, any sale or pledge or other kind of
Verpfandung oder sonstige Verfugung uber                     disposal or transfer of shares or parts thereof,
Geschaftsanteile oder Teile von solchen, einschlie-          including the grant of a sub-participation and all
Blich die Einraumung einer Unterbeteiligung und              legal transactions which constitute a third party
aller Verpflichtungsgeschafte, die ein Recht auf eine        right of acquisition, requires the consent of JP
Verfugung begrunden, der Zustimmung der JP Morgan            Morgan Europe Limited.
Europe Limited.

                       SECTION 10                                                   SEC. 10
                       WETTBEWERB                                                 COMPETITION

Die Gesellschafter sind von einem Wettbewerbsverbot          The shareholders are released from the prohibition
befreit, solange sie nicht Geschaftsfuhrer sind. Durch       against competition, if they are not Managing
Gesellschafterbeschluss konnen auch Gesellschafter die       Directors.  The shareholders resolution may release
Geschaftsfuhrer sind vom Wettbewerbsverbot befreit           shareholders who are managing directors from such
werden. Im Falle der Befreiung vom Wettbewerbsverbot         competition prohibition.  In the case of such a
ist zwischen der Gesellschaft und der befreiten Person       release from the competition prohibition, there shall
eine klare und eindeutige Aufgabenabgrenzung dergestalt      be a clear and unambiguous allocation of the business
vorzunehmen, daBeine spatere willkurliche Zuordnung          which does not allow any subsequent arbitrary
der Geschafte nicht mehr moglich ist. Die Befreiung vom      assignment of business. There shall be no remuneration
Wettbewerbsverbot erfolgt unentgeltlich.                     for the release from the competition prohibition.
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                       SECTION 11                                                   SECTION 11
                   VEROFFENTLICHUNGEN                                              ANNOUNCEMENTS

Die Veroffentlichungen der Gesellschaft erfolgen nur im      Announcements of the Company shall be only made in the
Bundesanzeiger.                                              Bundesanzeiger (Federal Gazette).

                       SECTION 12                                                   SECTION 12
                  SCHLUSSBESTIMMUNGEN                                            FINAL PROVISIONS

12.1 Falls einzelne Bestimmungen dieses Vertrages            12.1 If individual provisions of these Articles are
     unwirksam sein sollten oder dieser Vertrag Lucken            invalid or if these Articles contain any gaps,
     enthalt, wird dadurch die Wirksamkeit der ubrigen            the validity of the other provisions shall not be
     Bestimmungen nicht beruhrt. Die unwirksame                   affected thereby. The invalid provision shall be
     Bestimmung ist durch Gesellschafterbeschluss durch           replaced by the shareholders resolution with a
     eine wirksame Bestimmung zu ersetzen, die dem mit            valid provision which reflects the intended
     der unwirksamen Bestimmung beabsichtigten                    economic purpose of the invalid provision as far
     wirtschaftlichen Zweck moglichst nahe kommt.                 as possible. The same shall apply accordingly if
     Entsprechendes gilt, wenn dieser Vertrag Lucken              those Articles contain any gaps.
     enthalten sollte.

12.2 Die Rechtsverhaltnisse der Gesellschaft und der         12.2 The legal relationship of the Company and the
     Gesellschafter im Rahmen der Gesellschaft sowie              shareholders within the association as well as
     ihre Rechtsverhaltnisse in diesem Rahmen                     between the shareholders shall be governed by the
     zueinander unterliegen den Gesetzen der                      laws of the Federal Republic of Germany. The same
     Bundesrepublik Deutschland. Entsprechendes gilt              applies accordingly for the interpretation and
     fur die Auslegung und die Durchfuhrung dieser                enforcement of the legal relations.
     Rechtsverhaltnisse.

12.3 Die durch die Grundung der Gesellschaft                 12.3 The Company shall bear the formation costs, such
     verursachten Notar-, Gerichts-, Behorden-,                   as notarisation fees, court fees, governmental
     Veroffentlichungskosten tragt die Gesellschaft bis           agency fees and publication costs of up to EUR
     zu EURO 1.500,--.                                            1,500.00.

12.4 Im Falle unterschiedlicher Auslegung der                12.4 In case of any different interpretation of the
     vorstehenden Texte in deutscher und in englischer            text above in German and English language, the
     Sprache, ist die deutsche Fassung maBgeblich.                German wording shall be decisive.

                          ****                                                      ****
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